Exhibit 10.22

Rivolta d’Adda, 20/12/2018

a mano

Egregio signor

dott. Matteo Arduini

c/o sede

Egregio dott. Arduini,

come anticipatoLe oralmente, a seguito della acquisizione, da parte di Sun Hydraulics Corporation d/b/a Helios Technologies (“Helios”) del 100% del capitale sociale di Faster S.p.A. (la “Società”), Lei –   alla luce della professionalità e delle competenze, anche a livello manageriale, dimostrate nell’esercizio delle Sue attività quale Chief Financial Officer – è stato individuato quale manager chiave nell’ambito della organizzazione della Società e del Gruppo (per “Gruppo” si intende Helios Technologies Corporation e le società da quest’ultima direttamente o indirettamente controllate, ivi inclusa la Società).

Pertanto, con la presente siamo a confermarLe le seguenti modifiche al Suo contratto di lavoro con la Società del 16 aprile 2018 (di seguito, il “Contratto”) e che saranno efficaci con decorrenza dal 1° gennaio 2019.

Rivolta d’Adda, 20/12/2018

by hand

Dear Mr.

Matteo Arduini

Company’s office

Dear Mr. Arduini,

As  discussed, following the acquisition by Sun Hydraulics Corporation d/b/a Helios Technologies (“Helios”) of 100% of the corporate capital of  Faster S.p.A. (“Company”), you – considering the degree of professionalism and skills, also managerial, manifested  in carrying out your duties as Chief Financial Officer of the Company – have been identified as a key manager within the organization of the Company and of the Group (with “Group” referring to Helios Technologies Corporation and the companies it directly or indirectly controls, including the Company). Therefore, we hereby confirm the following changes to the terms and conditions of your employment contract dated 16 April 2018 (the “Contract”) which shall be effective as from 1 January 2019.

1. Premesse 1.1 Le premesse formano parte integrante e sostanziale del presente accordo (di seguito, l’“Accordo”).	1. Premises 1.1 The premises constitute a substantial and integrative part of this agreement (hereinafter, the “Agreement”).

2.      Decorrenza del nuovo ruolo quale dirigente e funzioni

2.1     A far data dal 1° gennaio 2019, Le sarà assegnato il ruolo di Direttore Generale e, in tale ruolo, Lei dovrà svolgere tutte le attività tipiche di un direttore generale di organizzazioni quali la nostra Società, occupandosi della direzione, gestione e coordinamento delle diverse funzioni aziendali.

2.2     Inoltre, fino a quando la Società non avrà individuato le nuove figure di vertice dell’area amministrazione e finanza e, in ogni caso, fino a nuova disposizione, Lei continuerà a svolgere ad interim le funzioni in precedenza assegnateLe quale Chief Financial Officer.

2.      Starting date of the new role as employee and responsibilities

2.1     The role of General Manager shall be assigned to you as of 1 January 2019 and, as General Manager, you shall perform all the typical activities associated with the role of a general manager of entities similar to our Company, taking on the direction, management and coordination of the various company functions.

2.1     Moreover, for the period necessary for the Company to hire the new management of the administration and financial department and, in any case, until otherwise directed, you shall continue to perform ad interim the functions previously assigned to you as Chief Financial Officer.

2.3 Quale Direttore Generale della Società, Lei riporterà al Consiglio di Amministrazione della Società.	2.3 As General Manager of the Company, you shall report to the Board of Directors of the Company.

3.      Cariche nell’ambito del Gruppo

3.1    Lei sarà nominato componente del Consiglio di Amministrazione della Società e il Consiglio di Amministrazione La nominerà Amministratore Delegato delegandoLe poteri generali di rappresentanza. Resta inteso che, alla cessazione della Sua carica per qualsivoglia ragione, la Società non sarà tenuta a rinominarLa, e Lei non avrà alcun diritto a essere rinominato amministratore e Amministratore Delegato.

3.      Offices within the Group

3.1    You shall be appointed as member of the Board of Directors of the Company and the Board of Directors shall appoint you as Managing Director with general powers of representation. It is understood that, upon the termination of your office for any reason whatsoever, the Company will not be obliged to reappoint you and you will not be entitled to be reappointed as member of the Board of Directors and Managing Director.

3.2    Come previsto dalle policy di Gruppo per tutte le figure di vertice delle controllate della capogruppo Helios, società quotata in borsa negli Stati Uniti, Lei, nel 2019, sarà, altresì, nominato dalla medesima capogruppo quale proprio Section 16 officer.

3.2    As provided for by Group policies for the top managers of the subsidiaries of Helios, listed on the stock exchange in the USA, in 2019 you shall also be appointed by the parent company as a Section 16 officer of the parent company.

3.3    Resta espressamente inteso che il Suo trattamento retributivo complessivo, così come modificato dal presente Accordo, comprende l’intero compenso a Lei dovuto per tutte le attività da Lei svolte a favore della Società e del Gruppo, ivi incluse le attività conseguenti alla Sua nomina quale amministratore e Amministratore Delegato della Società e/o di qualsivoglia altra società del Gruppo, e alla delega di qualsiasi incarico e/o potere, ivi incluso il Suo ruolo quale Section 16 officer della capogruppo.

3.3    It is expressly understood that your overall economic treatment, as modified by this Agreement, shall include any and all consideration due to you for the activities performed in favor of the Company and the Group, including the activities carried out as director and Managing Director of the Company and/or of any other company of the Group, and in execution of any appointment or power assigned to you, including your appointment as a Section 16 officer of the parent company.

3.4    Laddove, per ipotesi, Le fosse comunque riconosciuto un emolumento o qualsivoglia altro compenso o indennità a fronte delle cariche e/o altri incarichi a Lei conferiti, tale emolumento, compenso o indennità non sarà, in nessun caso, considerato quale parte della Sua retribuzione quale dipendente e, pertanto, non rientrerà nella base di calcolo del TFR o di qualsivoglia indennità che la Società dovesse essere tenuta a corrisponderLe alla cessazione del Suo rapporto di lavoro a norma di legge e del Contratto Collettivo Nazionale per i dirigenti di aziende produttrici di beni e servizi (“CCNL”).

3.4    Should you receive any director fee or any other consideration or indemnity for the offices or other appointments assigned to you, such director fee, consideration or indemnity shall not, in any event, be considered part of your salary as employee and therefore, will not be included in any calculation of your severance payment (TFR) or any indemnity which the Company should be obliged to pay you at the termination of your employment relationship under to the law and the National Collective Labor Agreement for manager of industrial companies (“CCNL”).

4. Trattamento economico 4.1 A partire dalla data del 1° gennaio 2019, in aggiunta a quanto previsto al successivo articolo 5, Lei avrà diritto al seguente trattamento economico.	4. Economic treatment 4.1 Beginning 1 January 2019, in addition to what provided for by article 5 below, you will be entitled to the following economic treatment.

4.2    La retribuzione annua lorda a Lei spettante sarà pari a Euro 220.000, suddivisa in tredici mensilità, comprensiva della somma di Euro 50.000 lordi a titolo di corrispettivo per il patto di non concorrenza allegato al Contratto (di seguito, il “PNC”), come modificato ai sensi del successivo articolo 7. Il superminimo, che costituisce parte della Sua retribuzione, continuerà ad assorbire, nei limiti dello stesso e nella misura massima consentita, ogni e qualsiasi aumento salariale previsto dal CCNL in vigore e successive modifiche. Restano valide, anche per incrementi del superminimo a fronte di aumenti ad personam della Sua retribuzione, le previsioni precedenti circa l’assorbimento del superminimo.

4.2    Your annual gross base salary will be equal to Euro 220,000, payable in 13 monthly instalments of equal amount, which includes the gross sum on Euro 50,000 as consideration for the non-competition agreement attached to the Contract (hereinafter, the “NCA”), as modified by article 7 below. The difference in your salary between the minimum legal wage and that which you shall receive (a.k.a. superminimum) shall continue to absorb, to the maximum extent allowed, any future increase provided for by the CCNL and amendments hereto. The provisions above regarding the absorption of the superminimum shall also apply to increases of the superminimum arising from ad personam increases of your salary.

4.3    In aggiunta alla retribuzione annua lorda, Lei potrà ottenere una retribuzione variabile ai sensi del piano di incentivazione aziendale, c.d. Short Term Incentive Plan (di seguito definito “STIP”), il cui target bonus sarà pari al 30% della Sua retribuzione annua lorda di cui al precedente articolo 4.2 (di seguito, il “Target Bonus”). Sulla base della performance della Società e del raggiungimento di determinati obiettivi, l’ammontare della retribuzione variabile a Lei eventualmente spettante potrà essere compreso tra 0 e 150% del Target Bonus (pertanto, l’ammontare totale della retribuzione variabile potrà raggiungere la misura massima del 45% della Sua retribuzione annua lorda). Il pagamento della retribuzione variabile, se spettante e nella misura effettivamente dovuta, sarà effettuato entro il 15 marzo dell’anno successivo a quello di riferimento (o in qualsiasi altro momento antecedente, così come eventualmente stabilito dal compensation committee del consiglio di amministrazione di Helios)a condizione che Lei sia in forza alla Società al momento del pagamento e che non sia in corso alcun periodo di preavviso per dimissioni.

4.3    In addition to the gross base salary, you will be eligible to earn variable compensation under the Company’s short term incentive plan (“STIP”) with a target bonus of thirty (30%) of your annual gross base salary as per article 4.2 above.   Depending on the Company’s performance and achievement of certain targets, your bonus payout can range between 0-150% of target under the plan (for clarity, the total maximum payout could be 45% of your annual gross base salary). The variable salary, if due and payable, shall be paid within March 15th of the year following the one of reference (or such earlier time as may be determined by the compensation committee of the Helios board) on condition that you will be employed by the Company on the payment date and that, at that date, no notice period arising from your resignation be pending.

4.4    Quale persona chiave all’interno del Gruppo, Lei parteciperà al c.d. Long Term Incentive Plan (di seguito definito “LTIP”) nel contesto del quale, come specificato nel relativo regolamento che racchiude tutti i termini e condizioni applicabili, Le saranno assegnate restricted stock della capogruppo quotata Helios ai termini e condizioni specificati nel medesimo LTIP e il cui valore complessivo sarà nella misura massima del 50% della Sua retribuzione annua lorda di cui al precedente articolo 4.2 (“LTIP Target”). Nell’ambito del LTIP, Lei potrà ottenere fino a 1.50 volte il suddetto LTIP Target nel caso di raggiungimento o superamento di determinati parametri di performance, secondo i termini e condizioni di cui al medesimo LTIP, in relazione alla parte di restricted stock la cui maturazione è determinata sulla base della performance. La maturazione delle restricted stock a Lei assegnate potrà essere legata alla performance o al decorso del tempo, secondo la quanto sarà determinato dal compensation committee del Consiglio di Amministrazione di Helios. Resta sin d’ora espressamente inteso che qualsivoglia valore o vantaggio in Suo favore derivante dal LTIP non sarà, in nessun caso, considerato quale parte della Sua retribuzione e, pertanto, non rientrerà nella base di calcolo del TFR o di qualsivoglia indennità che la Società dovesse essere tenuta a corrisponderLe alla cessazione del Suo rapporto di lavoro a norma di legge e del CCNL.

4.4    As key manager within the Group, you shall participate in the so-called Long Term Incentive Plan (“LTIP”) in the context of which, as specified in the relevant regulation which includes all the applicable terms and conditions, you will receive a restricted stock award of the listed parent company, Helios, under the terms and conditions of the LTIP, whose overall value will be equal to a maximum of 50% of your annual gross salary as per article 4.2 (“LTIP Target”).  Under the LTIP, you will have the ability to earn up to 1.50 times the LTIP Target  in the case of achievement or exceedance of certain performance metrics under the terms and conditions of the LTIP on the portion of the award that is performance based vesting. The vesting of the restricted stock award may be performance or time based and the allocation of the vesting will be determined by the compensation committee of the Helios board of directors. It is understood that all and any values or advantages in your favor arising from the LTIP shall not, in any event, be considered part of your salary as employee and, therefore, will not be included in any calculation of your severance payment (TFR) or any indemnity which the Company should be obliged to pay you at the termination of your employment relationship under to the law and the CCNL.

4.5    Il trattamento economico di cui agli articoli 4.2, 4.3 e 4.4 che precedono sostituisce integralmente quello previsto dal Contratto, dal PNC, dal piano di retention in data 2 maggio 2018 (di seguito, il “Piano di Retention”) e dal Restricted Stock Grants del 13 febbraio e del 2 maggio 2018 (di seguito, “Stock Grants”). Pertanto, a partire dal 1° gennaio 2019 non troveranno più applicazione e cesseranno, quindi, di avere qualsivoglia efficacia, le seguenti disposizioni: (i) art. 4 del Contratto, anche per quanto concerne l’aumento retributivo ivi previsto a partire da aprile 2019; (ii) art. 5 del Contratto, per quanto attiene alla somma di Euro 60.000 lordi da corrisponderLe, eventualmente, con il cedolino di aprile 2019; (iii) art. 6 del Contratto, relativo alla retribuzione variabile; (iv) artt. 4 e 5 del PNC (come meglio precisato al successivo articolo 7); (v) Piano di Retention; e (vi) Stock Grants.

         Lei riconosce espressamente e dichiara che il trattamento economico complessivo di cui al presente articolo 4 rappresenta un trattamento di miglior favore e, a partire dal 1° gennaio 2019, sostituisce integralmente il trattamento originariamente convenuto e attualmente in essere. Lei dichiara, altresì, di essere pienamente soddisfatto dell’accordo raggiunto e oggi sottoscritto, rinunciando pertanto a sollevare qualsiasi eccezione o contestazione al riguardo.

4.5    The economic treatment provided for articles 4.2, 4.3 and 4.4 above entirely supersedes and replaces the economic treatment under the Contract, the NCA, the Retention plan dated 2 May 2018, (hereinafter, the “Retention Plan”) and the restricted stock grants of 13 February and 2 May 2018 (hereinafter, the “Stock Grants”). Therefore, effective from 1 January 2019, will no longer apply and will therefore ceases to be effective the following provisions: (i) art. 4 of the Contact, also with respect to the salary increase set forth therein effective from April 2019; (ii) art. 5 of the Contract, with respect to the amount of Euro 60,000 gross possibly due to you with the pay-slip of April 2019; (iii) art. 6 of the Contract, concerning variable pay; (iv) articles 4 and 5 of the NCA (as better specified under article 7 below); (v) the Retention Plan; and (vi) the Stock Grants. You hereby expressly acknowledge and declare that the overall economic treatment provided for in this article 4 is a more favorable treatment than the current one and, as from 1 January 2019, it shall entirely supersede and replace the treatment originally agreed and currently in force. You hereby declare to be fully satisfied of the agreement reached and hereby executed, waiving therefore any exception and/or claim in this regard.

5.      Fringe Benefits

5.1    Lei potrà continuare ad usare, anche a fini personali, l’autovettura aziendale di categoria A (secondo la classificazione prevista dalle policy aziendali in vigore) attualmente assegnataLe dalla Società quale fringe benefit.

5.      Fringe benefits

5.1    You shall continue to use, for both business and private purposes, a category A company car, in accordance with the classification provided for by the company policies in force, currently assigned to you as fringe benefit.

5.2    Inoltre, Le confermiamo che la Società Le metterà a disposizione un alloggio, ad uso abitativo, il cui costo annuo complessivo non potrà essere superiore a Euro 9.000 (qualsiasi ulteriore spesa o costo per l’appartamento sarà a Suo carico). Resta inteso che, considerata l’importanza della Sua presenza presso gli uffici della Società alla luce del Suo nuovo ruolo, Lei si impegna a cercare un appartamento nelle vicinanze della sede della Società. Il valore economico del fringe benefit in parola, determinato secondo le disposizione dell’art. 51, DPR n. 917/96, sarà assoggettato al trattamento fiscale e previdenziale di legge.

5.2    Moreover, as set forth by the Contract, we hereby confirm that the Company will bear the cost for an apartment up to a maximum annual amount of Euro 9,000 (any additional expense or cost will be borne by you). It is understood that, considering the importance of your presence at the Company offices in light of your new role, you will search an apartment close to Company office. The economic value of the fringe benefit of the apartment, calculated according to the provisions of art. 51 of the Presidential Decree no. 917/96, shall be subjected to the fiscal and social security treatments set forth by the laws.

6.      Sede di lavoro

6.1    La Sua sede di lavoro continuerà ad essere presso gli uffici della Società, attualmente siti in Rivolta d’Adda (CR), Via Ludovico Ariosto n. 7, fermo restando il diritto della Società di assegnarLe una diversa sede nel rispetto dell’art. 2103 cod. civ. e delle applicabili disposizioni del CCNL.

6.      Working place

6.1    Your place of work will continue to be at the Company’s premises currently located in Rivolta d’Adda (CR), at Via Ludovico Ariosto no. 7, without prejudice to the Company’s right to relocate you to a different location in compliance with art. 2103 of the Italian civil code and the applicable provisions of the CCNL.

6.2    Viaggiare in Italia e all’estero, anche per lunghi periodi, farà espressamente parte della Sua attività quale Direttore Generale della Società. In tale prospettiva, pertanto, Lei avrà diritto esclusivamente al rimborso delle spese ragionevoli di viaggio, vitto e alloggio effettivamente sostenute a fronte della presentazione dei relativi giustificativi, atteso che la Sua retribuzione comprende anche il corrispettivo per tale attività.

6.2    Travelling in Italy and abroad, even for long periods, will be part of your activities as General Manager of the Company. In this perspective, you shall exclusively be entitled to be reimbursed all travel, food and accommodation expenses, effectively incurred, provided that you present the appropriate tax receipts, since your salary also includes such obligation.

7.      Patto di non concorrenza

7.1    Tenuto conto del Suo nuovo ruolo all’interno della Società e del Gruppo e delle responsabilità e attività connesse a tale ruolo, si rendono necessarie le seguenti modifiche e integrazioni al PNC in termini di corrispettivo per gli obblighi da Lei assunti.

7.      Non-competition agreement

7.1    Considering your new role and responsibilities within the Company and the Group and your responsibilities related to and arising from this role, the following amendments and integrations to the NCA are necessary with regard to consideration for the obligations you have undertaken.

7.2    Pertanto, gli artt. 4 e 5 del PNC sono sostituiti dalle seguenti disposizioni:

          A fronte degli impegni da Lei assunti con il presente patto di non concorrenza, Lei riceverà un importo annuo annuo lordo di Euro 50.000, che sarà corrisposto in 13 rate mensili di pari importo, in uno con la Sua retribuzione mensile lorda. Resta espressamente inteso che, al momento della cessazione del Suo rapporto di lavoro con la Società, l’importo totale di quanto da Lei percepito a titolo di corrispettivo per gli obblighi di non concorrenza non potrà essere inferiore, per ciascun anno di durata degli obblighi di non concorrenza,  al 50% della Sua ultima retribuzione fissa annua lorda, determinata escludendo il corrispettivo annuo a Lei pagato per gli obblighi di cui al patto di non concorrenza. Laddove, dunque, l’importo complessivamente erogatoLe a titolo di corrispettivo per il patto di non concrrenza risulti inferiore, su base annua, al 50% della Sua ultima retribuzione fissa annua lorda,  la Società Le corrisponderà la differenza in rate trimestrali posticipate di pari importo nel corso dei 3 anni di durata del patto di non concorrenza.

7.2    Therefore, articles 4 and 5 of the NCA are replaced by the following provisions:

         As consideration for the covenants under this NCA, you will receive an annual gross amount of Euro 50,000 paid in 13 equal monthly instalments of equal amount together with your monthly gross salary. It is expressly understood that, upon the termination of your employment relationship with the Company, the total amount already paid to you as consideration for the non-competition obligations shall not be lower, for each year of duration of the non-competition obligations, than 50% of your last fixed gross annual salary, determined excluding the annual consideration paid to you for the non-compete covenants. Therefore, should the overall amount paid to you as consideration for the non-competition obligations undertook by you be lower, on an annual basis, than 50%  of your last fixed gross annual salary, the Company will pay you the difference in quarterly instalments of equal amount in arrears during the 3-year period of duration of the NCA.

7.3    Lei riconosce espressamente e concorda che le restrizioni previste nel PNC, così come modificato, limiteranno la possibilità di essere assunto quale dipendente di una società concorrente o comunque di sottoscrivere un contratto di lavoro; tuttavia, Lei riconosce di aver concordato un corrispettivo equo e adeguato per giustificare tali restrizioni che, in ogni caso (data la Sua formazione, competenza e abilità), come dai Lei stesso espressamente riconosciuto, non Le impediscono di esplicare adeguatamente le Sue capacità professionali e, quindi, di svolgere altre attività lavorative.

7.3    You expressly acknowledge and agree that the restrictions under the NCA will limit the possibility to be hired as employee by, or, in any case, to work for, a company in competition with the Company; however, you acknowledge that the consideration agreed is congruous and justifies such restrictions, which (considering you skills, competence and ability) in any case will not prevent you from adequately performing your professional skills and, therefore, from carrying out other working activities.

8.      Disposizioni finali

8.1    Continueranno a trovare applicazione i termini e le condizioni di cui al Contratto attualmente in essere per tutto quanto qui non espressamente disciplinato e, dunque, con esclusione degli artt. 3, 4, 5, 6 del Contratto, artt. 4 e 5 del PNC, Piano di Retention e Stock Grants, i quali saranno integralmente sostituiti dalle disposizioni dell’Accordo.

8.      Final Provisions

8.1    The terms and conditions of the Contract currently in force shall continue to apply in relation to the matters which are not expressly governed by this Agreement, therefore with the exclusion of articles 3, 4, 5, 6 of the Contract, articles 4 and 5 of the NCA, Retention Plan and Stock Grants, which shall be entirely replaced by the terms and conditions of this Agreement.

8.2    Lei prende atto e, per quanto occorrer possa, acconsente e accetta che la Sua nomina quale Section 16 officer di Helios, di cui al precedente articolo 3.2, nonché l’assegnazione a Suo favore delle restricted stock ai sensi del LTIP di cui al precedente articolo 4.4. implicano la necessità di adempiere agli obblighi di pubblicazione alla SEC previsti dalla normativa applicabile alla capogruppo Helios quale società quotata, tra i quali vi è l’obbligo di rendere pubblici i termini e le condizioni economiche del Suo rapporto di lavoro con la Società. Tutto ciò presuppone il trasferimento dei Suoi dati personali ad altre società del Gruppo e, in particolare, a Helios con sede negli Stati Uniti. Con la sottoscrizione del presente Accordo, quindi, Lei acconsente espressamente al trasferimento dei Suoi dati all’estero.

8.2    You hereby expressly acknowledge, accept and agree that your appointment as a Section 16 officer of Helios, as per article 3.2 above, as well as the restricted stock grants under the LTIP as per article 4.4 above require the compliance with the SEC filing and publication obligations set forth by the rules applicable to the parent company Helios as listed company, which include the obligation to make public the terms and the economic conditions of your employment relationship with the Company. This presupposes the transfer of your personal data to other companies of the Group and, specifically, to Helios in the Unites States. Therefore, by signing this Agreement, you expressly agree to the transfer abroad of your personal data.

8.3 Resta inteso che l’Accordo è redatto in lingua italiana e tradotto in inglese. In caso di difformità tra il testo italiano e quello inglese, la versione italiana prevarrà.	8.3 This Agreement is drafted in Italian and translated into English. In case of conflict between the Italian and the English versions, the Italian version shall prevail.
Cordiali saluti. ______________________ Faster S.p.A.	Sincerely yours, _____________________ Faster S.p.A.

Per ricevuta e integrale e incondizionata accettazione: Luogo: Rivolta d’Adda Data: 20/12/2018 Matteo Arduini: ________________	For receipt and integral and unconditioned acceptance: Place: Rivolta d’Adda Date: 20/12/2018 Matteo Arduini: ________________

Io sottoscritto, Matteo Arduini

            □  acconsento

            □  non acconsento

al trasferimento dei miei dati personale all’estero, come indicato all’articolo 8.2 del presente Accordo.

Luogo: Rivolta d’Adda

Data: 20/12/2018

Matteo Arduini: ________________

I, the undersigned Matteo Arduini

            □  accept

            □  do not accept

the transfer of my personal data abroad, as per article 8.2 of this Agreement.

Place: Rivolta d’Adda

Date: 20/12/2018

Matteo Arduini: ________________

By hand Dear Mr. Matteo Arduini Company’s office

Rivolta D’Adda, 28th February 2020

Dear Mr. Arduini,

We are pleased to inform you that - based on your performance and commitment during year 2019 - with effect from January 2020, you will be granted an increase of your annual gross base salary of € 17.400,00 (a.k.a superminimum).

We also inform you that - with effect from January 2020 - the annual amount for the non-competition agreement in place with the company (referred to in point 7.2 of the employment contract of 20/12/2018):

(i)	will be increased by € 4,600.00 gross and will therefore amount to € 54,600.00 gross;
(ii)	will be paid in 4 equal instalments of equal amount.

The Target Bonus of the so-called "Short-Term Incentive plan" (STIP, referred to in point 4.3) will continue to be equal to 30% of the gross annual economic treatment (article 4.2), while the amount, based on the Company's performance, can be included between 0 and 200% of the target Bonus.

You will continue to participate in the so-called "Long-term incentive plan" (LTIP, referred to in point 4.4 of the employment contract of 20/12/2018) whose overall value will be increased incrementally by 25% to account for a new compensation element; specificaly, nonqualified stock options (“SO”).

For 2020 your total LTI award will also be rebalanced to: (a) time based restricted stock units (RSUs) that vest ratably over a three year period and which make up 25% of the LTIP award; (b) nonqualified stock options that vest ratably over a three year time period and which make up 25% of the LTIP award; and (c) performance based restricted stock units (PRSUs) that cliff vest after the completion of a three performance period (i.e., 2020-2022) and which make up 50% of the LTIP award.

As part of the LTIP, you can obtain up to 2 times the aforementioned LTIP Target on the performance-based restricted stock unit portion of the LTI award, in the event of reaching or exceeding the established performance parameters assigned.  The PRSUs will be calculated based upon achievement of metrics that will be communicated in a separate Award Agreement.

It is understood that any and all LTIP awards are made pursuant to the Helios Technologies 2019 Equity Incentive Plan and each award is further subject to the terms and conditions of the accompanying Award Agreement at the time of grant of the RSU and the Stock Options.

The foregoing provisions and the aforementioned documents ("Helios Technologies 2019 Equity Incentive Plan" and "Award Agreement") replace art. 4.4. of the employment contract 12/20/2018 and any other regulation relating to LTIP award.

It is understood that all and any values or advantages in your favor arising from the LTIP shall not, in any event, be considered part of your salary as employee and, therefore, will not be included in any calculation of your severance payment (TFR) or any indemnity which the Company should be obliged to pay you at the termination of your employment relationship under to the law and the CCNL.

For the rest, the regulatory and economic conditions of your employment contract and related accessory agreements remain unchanged.

This communication is drafted in Italian and translated into English. In case of conflict between the Italian and the English versions, the Italian version shall prevail.

By asking you to return the attached copy of this letter signed, we send you my best wishes for a successful job.

Best regards.

President of the Board of Directors
Faster S.r.l.
Signed for acceptance

____________________________

By hand Dear Mr. Matteo Arduini Company’s office

Rivolta D’Adda, December 16th 2020

Dear Mr. Arduini,

We are pleased to inform you that - based on your performance and commitment during year 2020 - with effect from January 2021, you will be granted an increase of your annual gross base salary of € 19.000,00 (a.k.a superminimum).

We also inform you that - with effect from January 2021 - the annual amount for the non-competition agreement in place with the company(referred to in point 7.2 of the employment contract of 20/12/2018):

(iii)	will be increased by € 5,200.00 gross and will therefore amount to € 59,800.00 gross;
(iv)	will be paid in 4 equal instalments of equal amount.

The Target Bonus of the so-called "Short-Term Incentive plan" (STIP, referred to in point 4.3) will be equal to 40% of the gross annual economic treatment (article 4.2), while the amount, based on the Company's performance, can be included between 0 and 200% of the target Bonus.

You will continue to participate in the so-called "Long-term incentive plan" (LTIP, referred to in point 4.4 of the employment contract of 20/12/2018) whose overall value will be equal to 70% of the gross annual economic treatment (article 4.2).

For 2021 your total LTI award will also be rebalanced to: (a) time based restricted stock units (RSUs) that vest ratably over a three year period and which make up 25% of the LTIP award; (b) incentive stock options (SO) that vest ratably over a three year time period and which make up 25% of the LTIP award; and (c) performance based restricted stock units (PRSUs) that cliff vest after the completion of a three performance period (i.e., 2021-2023) and which make up 50% of the LTIP award.

As part of the LTIP, you can obtain up to 2 times the aforementioned LTIP Target on the performance-based restricted stock unit portion of the LTI award, in the event of reaching or exceeding the established performance parameters assigned.  The PRSUs will be calculated based upon achievement of metrics that will be communicated in a separate Award Agreement.

It is understood that any and all LTIP awards are made pursuant to the Helios Technologies 2019 Equity Incentive Plan and each award is further subject to the terms and conditions of the accompanying Award Agreement at the time of grant of the RSU and the Stock Options.

The foregoing provisions and the aforementioned documents ("Helios Technologies 2019 Equity Incentive Plan" and "Award Agreement") replace art. 4.4. of the employment contract 12/20/2018 and any other regulation relating to LTIP award.

It is understood that all and any values or advantages in your favor arising from the STIP and the LTIP shall not, in any event, be considered part of your salary as employee and, therefore, will not be included in any calculation of your severance payment (TFR) or any indemnity which the Company should be obliged to pay you at the termination of your employment relationship under to the law and the CCNL.

For the rest, the regulatory and economic conditions of your employment contract and related accessory agreements remain unchanged.

This communication is drafted in Italian and translated into English. In case of conflict between the Italian and the English versions, the Italian version shall prevail.

By asking you to return the attached copy of this letter signed, we send you my best wishes for a successful job.

Best regards.

President of the Board of Directors
Faster S.r.l.
Signed for acceptance

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